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                       EXCHANGE AGREEMENT


                    Dated as of April 2, 1993


                              among


                            MLX CORP.

                               and

                  THE BONDHOLDERS LISTED HEREIN



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                      TABLE OF CONTENTS

                                                             Page

ARTICLE 1.     DEFINITIONS . . . . . . . . . . . . . . . . . .  1

ARTICLE 2.     AUTHORIZATION AND EXCHANGE CLOSING. . . . . . .  4

ARTICLE 3.     CONDITIONS TO CLOSING . . . . . . . . . . . . .  4

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF MLX . . . . .  5

ARTICLE 5.     REPRESENTATIONS OF EACH HOLDER. . . . . . . . .  7

ARTICLE 6.     ADDITIONAL AGREEMENTS . . . . . . . . . . . . .  7

ARTICLE 7.     TRANSFER RESTRICTIONS ON 1993 BONDS . . . . . .  8

ARTICLE 8.     SUBORDINATION OF 1993 BONDS . . . . . . . . . .  9

ARTICLE 9.     OPTIONAL PREPAYMENTS. . . . . . . . . . . . . . 12

ARTICLE 10.    EVENTS OF DEFAULT . . . . . . . . . . . . . . . 12

ARTICLE 11.    EXCHANGE OF 1993 BONDS. . . . . . . . . . . . . 13

ARTICLE 12.    REPLACEMENT OF 1993 BONDS . . . . . . . . . . . 13

ARTICLE 13.    EXPENSES. . . . . . . . . . . . . . . . . . . . 14

ARTICLE 14.    AMENDMENTS AND WAIVERS. . . . . . . . . . . . . 14

ARTICLE 15.    NOTICES . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 16.    SURVIVAL OF REPRESENTATIONS AND
               WARRANTIES, ETC.. . . . . . . . . . . . . . . . 14

ARTICLE 17.    ENTIRE AGREEMENT. . . . . . . . . . . . . . . . 15

ARTICLE 18.    SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . 15

ARTICLE 19.    HEADINGS. . . . . . . . . . . . . . . . . . . . 15

ARTICLE 20.    GOVERNING LAW . . . . . . . . . . . . . . . . . 15

ARTICLE 21.    COUNTERPARTS. . . . . . . . . . . . . . . . . . 15

ARTICLE 22.    SEVERABILITY. . . . . . . . . . . . . . . . . . 15


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EXHIBIT A      FORM OF VARIABLE RATE SUBORDINATED BONDS

SCHEDULE 1     PRINCIPAL AMOUNT OF 1993 BONDS TO BE ISSUED AND
               ZERO COUPON BONDS TO BE EXCHANGED AND REDEEMED

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EXCHANGE AGREEMENT

          This EXCHANGE AGREEMENT is dated as of April 2, 1993, and is entered into among MLX CORP. and the persons listed on the signature pages hereof under the caption "BONDHOLDERS" (collectively, together with other persons who may acquire 1993 Bonds in exchange for Zero Coupon Bonds, the "Bondholders").

          WHEREAS, the Bondholders are holders of certain Zero Coupon Bonds issued by MLX pursuant to that certain MLX Exchange Agreement dated as of April 13, 1990, as amended and restated as of March 19, 1992 (the "Original Exchange Agreement"); and

          WHEREAS, the parties hereto wish to exchange certain of the Zero Coupon Bonds for newly-issued Variable Rate Subordinated
Bonds issued by MLX pursuant to the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.     DEFINITIONS

          The following terms, as used herein, have the following respective meanings:

          "Accredited Investors" has the meaning ascribed to such term in Rule 501(a) under the Securities Act.

          "Affiliate" has the meaning given to such term in Rule
12b-2 under the Exchange Act, but no Holder or any Affiliate of a Holder shall be deemed to be an Affiliate of MLX for purposes of this Agreement.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Closing" means the issuance of 1993 Bonds by MLX in exchange for the Zero Coupon Bonds of the Holders as described in
Section 2.3 hereof.

          "Closing Date" means the date on which any Closing hereunder occurs.

          "Commission" means the Securities and Exchange
Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

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          "Credit Agreement" means that certain Loan and Security
Agreement dated January 15, 1993 among Barclays Business Credit Inc., S.K. Wellman Limited, Inc. and The S.K. Wellman Corp. as the same may be amended, modified, supplemented or restated from time to time.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and employee payroll and benefits arising in the ordinary course of business,
(iv), all obligations of such Person as lessee under capital leases, (v) all obligations, whether contingent or non-contingent, of such Person to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others guaranteed by such Person.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Friction" means S.K. Wellman Limited, Inc. f/k/a
SinterMet Corporation, a Michigan corporation, and its successors.

          "Holder" means any Bondholder and any transferee of any such holder that is bound by the provisions of this Agreement or a like agreement pursuant to which 1993 Bonds are issued in exchange for Zero Coupon Bonds.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "MLX" or the "Company" means MLX Corp., a Michigan corporation, and its successors.

          "1993 Bonds" means the (i) Variable Rate Subordinated Bonds, aggregating $1,443,804 in principal amount, issued pursuant to this Exchange Agreement to the Bondholders signatory hereto, and the (ii) Variable Rate Subordinated Bonds, if any, issued pursuant to a like exchange agreement in exchange for Zero

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Coupon Bonds to one or more Bondholders, each of which shall be in substantially the form of Exhibit A hereto.

          "Original Exchange Agreement" means the MLX Exchange
Agreement dated as of April 13, 1990, as amended and restated as of March 19, 1992, among MLX and the Bondholders and Bond Agent that are parties thereto.

          "Outstanding" means, when used with reference to the 1993 Bonds at any time, all 1993 Bonds theretofore duly issued except (i) 1993 Bonds theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which replacement 1993 Bonds have been issued by MLX, (ii) 1993 Bonds surrendered to MLX for prepayment pursuant to Article 11 of this Agreement, (iii) 1993 Bonds theretofore paid in full and (iv) 1993 Bonds theretofore cancelled by MLX.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Preferred Shares" means shares of MLX's Series A
Preferred Stock, par value and liquidation preference $30.00 per share, whether outstanding on the date hereof or subsequently issued in exchange for Zero Coupon Bonds.

          "Required Bondholders" means, on any date, registered
Holders of (in the aggregate) in excess of 50% of the aggregate principal amount of 1993 Bonds Outstanding on such date.

          "Required Holders" means, on any date, Holders of (in the aggregate) in excess of 66 2/3% of the Outstanding Preferred Shares and 1993 Bonds, considered collectively, with each $30.00 of principal amount of 1993 Bonds being equal to one Preferred Share for purposes of calculating such percentage.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Senior Indebtedness" means any and all obligations of MLX (including, without limitation, any interest that accrues after the filing of a petition initiating any voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law that is allowed by the applicable bankruptcy court), reimbursement obligations, fees, commissions and other amounts under or with respect to (A) the Credit Agreement, (B) the Subordinated Promissory Notes, each dated January 15, 1993, originally issued by the Company to Teribe Limited and National City Venture Corporation, in the principal amounts of $2,022,222 and $592,363, respectively, and (C) any refinancing, renewal, replacement or substitution of the foregoing agreements or notes.

          "Subsidiary" means, in the case of any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Zero Coupon Bonds" means the Secured Subordinated Zero
Coupon Bonds of MLX issued pursuant to the Original Exchange
Agreement, as such Bonds have been amended from time to time.

ARTICLE 2.     AUTHORIZATION AND EXCHANGE CLOSING

          2.1 Authorization of 1993 Bonds. MLX will authorize the issuance of an aggregate of up to $1,443,804 principal amount of 1993 Bonds to the Bondholders signatory hereto prior to or simultaneously with the Closing hereunder. Such 1993 Bonds shall be in substantially the form set forth as Exhibit A attached hereto.

          2.2 Exchange of 1993 Bonds for Zero Coupon Bonds. Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and agreements set forth herein, each Bondholder shall deliver to MLX the certificate or certificates evidencing the entire principal amount of Zero Coupon Bonds that is set forth opposite such Bondholder's name on Schedule 1 hereto on the Closing Date, and thereupon MLX will, in consideration thereof, cancel such Zero Coupon Bonds and issue to each Bondholder the principal amount of 1993 Bonds set forth opposite such Bondholder's name on Schedule 1 hereto.

          2.3 The Closing. The delivery of the Zero Coupon Bonds by the Bondholders and the simultaneous issuance and delivery of the 1993 Bonds by MLX (the "Closing") shall take place at one or more closings as soon as practicable after one or more of the Bondholders have executed and delivered this Agreement and the other conditions to the Closing set forth in
Article 3 hereof have been satisfied with respect to such Bondholders, at the offices of Kilpatrick & Cody, Atlanta, Georgia, or at such other place or on such other date as may be mutually agreeable to MLX and the Bondholders, but in no event later than April 7, 1993. The exchange or redemption of any Bonds may take place pursuant to the terms and conditions of this Agreement at a time subsequent to any other Closing hereunder if the Company and the Bondholder so elect. The date and time of any particular Closing as finally determined pursuant to this
Section is referred to herein as the "Closing Date."

ARTICLE 3.     CONDITIONS TO CLOSING

          This Exchange Agreement will become effective as of a particular Closing Date with respect to the parties to such closing if and only if the following conditions precedent are satisfied or waived by the applicable Bondholders or by MLX as applicable:

          (i) MLX and the Bondholders shall have received duly executed counterparts hereof signed by each of the parties hereto;

          (ii) the representations and warranties of MLX contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

          (iii)  all corporate and other proceedings in
     connection with the transactions contemplated by this Agreement and all documents incident thereto shall be in form and substance satisfactory to MLX and the Bondholders;

          (iv) the Bondholders shall have received such other documents, in form and substance satisfactory to them, as to the matters incident to the transactions contemplated hereby as the Bondholders may reasonably request;

          (v) the Articles of Incorporation of the Company shall have been amended to provide that any vote, consent, demand or action referred to in Section 6 of the Resolutions contained in the Certificate of Amendment dated January 8, 1993 shall be made or taken by the Required Holders rather than by 66 2/3% of the Preferred Shares;

          (vi) counsel to The Equitable Life Assurance Society of the United States and The Equitable Variable Life Insurance Company, shall have received payment in full by certified or bank check of all of its fees and expenses not in excess of $15,000.00; and

          (viii) that certain Exchange Agreement, dated January 15, 1993, among MLX and certain holders of Zero Coupon Bonds other than the Bondholders hereunder shall be in full force and effect, shall not have been amended or modified without the consent of the Required Bondholders, and the closing thereunder shall have occurred in accordance with the terms thereof.

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF MLX

          MLX represents and warrants as of the date of this Agreement and as of the Closing Date that:

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          4.1  Corporate Existence and Power.  Each of MLX and
its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          4.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by MLX of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable United States federal, Michigan or other law or regulation or of its certificate or articles of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien on any of its assets. MLX has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions and satisfy the conditions of this Agreement.

          4.3 1993 Bonds. The 1993 Bonds to be issued and delivered to the Holders pursuant to the terms of this Agreement, when so issued and delivered, will be validly authorized and issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

          4.4 Binding Effect. This Agreement constitutes a valid and binding agreement of MLX enforceable against MLX in accordance with its terms except as (i) the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other similar law affecting the enforceability of creditors' rights generally and (ii) rights with respect thereto may be limited by equitable principles of general applicability.

          4.5 SEC Documents. MLX is subject to the reporting requirements of Section 13 of the Exchange Act and has filed the following documents pursuant to such requirements: (i) its Annual Report on Form 10-K for its fiscal year ended December 31, 1991;
(ii) the Proxy Statement for its annual meeting of shareholders held on May 20, 1992; (iii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1992; and (iv) its Current Report on Form 8-K dated April 10, 1992. Said reports and proxy statement include all regular and periodic reports and proxy statements required to be filed by MLX with the Commission since December 31, 1991 and are herein collectively called the "MLX SEC Documents." MLX has also provided the Bondholders with copies of all the press releases issued by MLX since November 1, 1992.

          As of their respective dates, the MLX SEC Documents complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The financial statements contained in the MLX SEC Documents were prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial condition of MLX as of the dates thereof and the results of its operations for the periods covered thereby. Since the date of the Annual Report on Form 10-K referred to in the foregoing clause (i), there have been no material changes in the business, operations, financial condition or properties of MLX required to be reported to the Commission other than changes referred to in subsequent MLX SEC Documents, and MLX does not know of any material fact relating to its business which it has not disclosed to the Bondholders in writing or in the MLX SEC Documents which materially affects adversely or, so far as MLX can now reasonably foresee, will materially affect adversely, the business, prospects, operations, financial condition or principal properties of MLX and its Subsidiaries or the ability of MLX to perform its obligations under this Agreement.

ARTICLE 5.     REPRESENTATIONS OF EACH HOLDER

          Each Holder hereby represents that:

          5.1 Accredited Investor Status. Such Holder is an Accredited Investor and will acquire the 1993 Bonds for its own account, for investment and not with a view to the distribution thereof, other than to Affiliates who are Accredited Investors, nor with any present intention of distributing the same, other than to Affiliates who are Accredited Investors; provided that the disposition of property by the Bondholders shall at all times be and remain within their control.

          5.2 Unregistered Securities. Such Holder understands that the 1993 Bonds have not been registered under the Securities Act or registered or qualified under any state securities or "blue sky" laws by reason of their issuance in a transaction which does not require registration under the Securities Act or registration or qualification under the securities or "blue sky" laws of any state, and that such 1993 Bonds may be sold only if registered under the Securities Act and registered or qualified under applicable state securities or "blue sky" laws or exempt from such registration or qualification.

          5.3 Access to Information. Such Holder has been furnished with the information it has requested from MLX and has had an opportunity to discuss with officers of MLX the business and financial affairs of MLX.

ARTICLE 6.     ADDITIONAL AGREEMENTS

          6.1  Consents of Required Holders.

          Without the affirmative vote or written consent, in person or by proxy, of the Required Holders, and, in the case of the Section 6.1(7) only, the affirmative vote or written consent, in person or by proxy, of both the Required Holders and the Required Bondholders:

          (1) neither MLX nor any Subsidiary shall authorize or issue any shares of stock of any class or series on a parity with, or having priority over, the Preferred Shares;

          (2) MLX shall not amend or repeal any provisions of, or add any provision to, its Articles of Incorporation or By-Laws that would affect adversely the rights, preferences or privileges of the Preferred Shares or the 1993 Bonds;

          (3) neither MLX nor any Subsidiary shall declare or pay any dividend, make any distribution, repurchase or redeem any shares of capital stock (other than Preferred Shares), except to the extent that such dividend or other payment is made to MLX or a Subsidiary;

          (4) neither MLX nor any Subsidiary shall dispose of all or substantially all of its respective assets;

          (5) neither MLX nor any Subsidiary shall acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or corporation, partnership, association or other entity or division thereof, or otherwise acquire or agree to acquire any assets otherwise than in the ordinary course of business, other than any such acquisition for a total purchase price not in excess of $500,000;

          (6) MLX shall not, and shall not agree to, amend or waive any provision of the Credit Agreement, or incur any additional indebtedness for borrowed money or purchase money indebtedness or guarantee any such indebtedness, if to do so would materially adversely affect MLX's ability to pay interest on and otherwise satisfy its obligations with respect to the 1993 Bonds; and

          (7) neither MLX nor any Subsidiary shall increase the amount of indebtedness under the Credit Agreement or incur any additional indebtedness for borrowed money or purchase money indebtedness or guarantee any such indebtedness except for any such indebtedness in an aggregate amount not exceeding $500,000.

          6.2 No Redemption of Zero Coupon Bonds. Neither MLX nor any of its Subsidiaries shall redeem or repurchase any of the Zero Coupon Bonds outstanding after giving effect to the transactions contemplated by this Agreement unless, concurrently with any such redemption or repurchase, the same principal amount of 1993 Bonds, or, if the aggregate principal amount of 1993 Bonds then outstanding is less than the aggregate principal amount of Zero Coupon Bonds being redeemed or repurchased, all of the 1993 Bonds then outstanding, are redeemed or repurchased.

          6.3 No Amendment of Zero Coupon Bonds. MLX shall not amend, supplement or alter the terms and conditions of the Zero Coupon Bonds or the Original Exchange Agreement so as to (i) accelerate the maturity date of the Zero Coupon Bonds, (ii) increase the interest rate payable on the Zero Coupon Bonds,
(iii) increase the principal amount of the Zero Coupon Bonds,
(iv) accelerate the principal amortization of the Zero Coupon Bonds, (v) provide for payments of principal other than as provided in the Zero Coupon Bonds as constituted on the date hereof, (vi) provide for the payment of expenses incident to a Zero Offer (as defined in Section 6.4) in excess of $15,000, or
(vii) improve the priority accorded the Zero Coupon Bonds vis-a-vis the 1993 Bonds.

          6.4 Other Zero Coupon Bond Transactions. If MLX shall at any time offer to any holder of Zero Coupon Bonds the right, or receive an offer (which it desires to accept), to exchange or effect any other transaction in respect of the Zero Coupon Bonds (other than for a redemption or repurchase, which is governed by Section 6.2 hereof, any such transaction being referred to as the "Zero Offer"), then at the same time as MLX makes such offer, or simultaneously with the receipt of any such offer, MLX shall make an offer to the Bondholders signatory hereto, on a basis consistent with the exchange or conversion rate upon which the Zero Coupon Bonds are exchanged for 1993 Bonds pursuant to this Agreement, to amend the terms and conditions of the 1993 Bonds so that such Bondholders shall be entitled to receive the same economic benefits (including, but not limited to, rate of amortization and priority of payment) to be accorded to the then holders of the Zero Coupon Bonds; provided, that if the Zero Coupon Bonds are converted into equity securities, the offer shall be to amend the 1993 Bonds to provide for the same economic benefits to be accorded under the equity securities while retaining a fixed maturity date and denomination as debt as the 1993 Bonds. Such Bondholders shall have a period of 30 days after receipt of such offer from MLX to either accept or reject in writing the offer made by MLX without modification or amendment, which written acceptance or rejection must be received by MLX on or before 5:00 p.m., local time, of such 30th day at the address provided for notice herein, as the same may be changed from time to time. If neither a written acceptance nor written rejection is received by such time, then the Bondholder in whose favor this right is extended shall be deemed to have rejected such offer and shall thereafter have no further right to receive the benefit of such offer, and MLX shall be free to consummate the transactions provided for in the offer. Such written rejection or deemed rejection shall be final, conclusive and binding upon the Bondholders signatory hereto and shall extinguish any and all rights, remedies or other recourse of whatever nature, whether provided at law, in equity or pursuant to this Agreement, to thereafter dispute anything whatsoever in connection with the Zero Offer.

          6.5 Waivers. The Bondholders hereby waive any Default or Event of Default that may arise or be deemed to arise under the Original Exchange Agreement (or under any Collateral Document or Related Document referred to therein or executed in connection therewith) as a result of the transactions contemplated by this Agreement, or by that certain Exchange Agreement, dated January 15, 1993, among MLX and certain holders of Zero Coupon Bonds other than the Bondholders hereunder, or by that certain Securities Purchase Agreement, dated as of December 15, 1992, among MLX and certain holders of securities of MLX.

          6.6 Financial Information. MLX shall deliver to each of the Bondholders:

     (1) (i) as soon as available, and in any event within 90 days after the end of each fiscal year of MLX, a consolidated balance sheet of MLX and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and cash flow and consolidated statement of change in shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated financial statements to be reported on by Ernst & Young or other independent accountants of nationally recognized standing; and (ii) as soon as available, and in any event within 90 days after the end of each fiscal year of Friction, a consolidated balance sheet of Friction and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and cash flow and consolidated statement of change in shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated financial statements to be reported on by Ernst & Young or other independent accountants of nationally recognized standing; and

     (2) (i) as soon as available, and in any event within 45 days after the end of each of the first three quarters of each fiscal year of MLX, a consolidated balance sheet of MLX and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations for such quarter and for the portion of MLX's fiscal year ended at the end of such quarter and cash flow for such portion of such fiscal year and the corresponding portion of MLX's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformity with generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of MLX; and (ii) as soon as available, and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Friction, a consolidated balance sheet of Friction and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statements of operations for such quarter and for the portion of Friction's fiscal year ended at the end of such quarter and cash flow for such portion of such fiscal year and the corresponding portion of Friction's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformity with generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of Friction.

          6.7  Interest on 1993 Bonds and Dividends on Preferred
Shares.   Interest, dividends and other payments or distributions
in respect of the 1993 Bonds and the Preferred Shares shall be paid pro rata on the 1993 Bonds and the Preferred Shares, respectively, whenever a payment of interest, dividends and other payments or distributions in respect of the 1993 Bonds and the Preferred Shares is made on either. When interest has not been paid currently on the 1993 this Bonds, all interest payable on the 1993 Bonds and all dividends declared upon the Preferred Shares, and any other preferred stock issued in exchange for Zero Coupon Bonds, shall be paid or declared, as the case may be, pro rata on the 1993 Bonds and the Preferred Shares so that the amount of interest paid per 1993 Bond and dividends declared per Preferred Share shall in all cases bear to each other the same ratio that accrued and unpaid dividends per Preferred Share and accrued interest on the 1993 Bonds bear to each other. For purposes of this Section 6.7, each $30.00 of principal amount of the 1993 Bonds shall be deemed to be equivalent to one Preferred Share.

ARTICLE 7.     TRANSFER RESTRICTIONS ON 1993 BONDS

          7.1 Securities Act Transfer Restrictions. No Holder of 1993 Bonds shall sell or otherwise transfer or dispose of such 1993 Bonds, or any interest therein, except (i) to an Affiliate that agrees to be bound by the provisions of this Agreement, (ii) to any Accredited Investor that represents to MLX that it is acquiring such Bonds for investment and not with a view to the distribution thereof and that agrees to be bound by the provi-sions of this Agreement, (iii) pursuant to Rule 144 or other exemption from registration under the Securities Act or (iv) pursuant to a registration statement covering such 1993 Bonds that has been declared effective under the Securities Act. Prior to any proposed transfer the holder shall give notice to MLX of such holder's intention to effect such transfer, which notice shall describe the manner and circumstances of the proposed transfer in reasonable detail and, if reasonably requested by MLX, shall (except in the case of transfers by any holder to an Affiliate) be accompanied by an opinion of counsel for such holder or other counsel reasonably satisfactory to MLX addressed to MLX and to the effect that the proposed transfer thereof may be effected without registration under the Securities Act.

          7.2  Restrictive Legends. Each certificate representing
1993 Bonds issued pursuant to this Agreement shall, unless such requirement is waived by MLX, include a legend in substantially the following form:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE EXCHANGE AGREEMENT DATED AS OF APRIL 2, 19939, A COPY OF WHICH MAY BE OBTAINED FROM MLX AT ITS PRINCIPAL EXECUTIVE OFFICES."

ARTICLE 8.     SUBORDINATION OF 1993 BONDS

          8.1 Agreement to Be Bound. Each holder of a 1993 Bond by his acceptance thereof covenants and agrees that the 1993 Bonds shall be issued subject to the provisions contained in this
Article 8 and each Person holding any 1993 Bond, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. All 1993 Bonds shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness.

          8.2 Priority of Senior Indebtedness. No payment or prepayment of any principal of or interest on the 1993 Bonds shall be made, nor shall assets be applied to the repurchase, redemption or retirement of the 1993 Bonds, if, at the time of such payment, prepayment, repurchase, redemption or retirement or immediately after giving effect thereto, (i) there shall exist a default in the payment or mandatory prepayment of any amount due on or in respect of any Senior Indebtedness or (ii) there shall exist an event of default (other than a default in the payment of any amount due) with respect to any Senior Indebtedness, as such terms are defined in any instrument or agreement under which such Senior Indebtedness is outstanding, permitting the holders thereof to accelerate the maturity thereof.

          8.3 Acceleration of 1993 Bonds; Insolvency. Upon (i) any acceleration of the principal amount due on the 1993 Bonds or
(ii) any payment or distribution of assets of MLX of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of MLX, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, before the holders of the 1993 Bonds shall be entitled to receive or retain any assets so paid or distributed in respect thereof. Upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of MLX of any kind or character, whether in cash, property or securities, to which the holders of the 1993 Bonds would be entitled but for these provisions shall be paid by MLX or by any receiver, trustee in bankruptcy, liquidating trustee, agent or the person making such payment or distribution, or by the holders of the 1993 Bonds if received by them or it, directly to the holders of Senior Indebtedness (pro rata to each of such holders on the basis of the respective amounts of Senior Indebtedness held by such holders or their representatives), to the extent necessary to pay all such Senior Indebtedness in full, in moneys or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the 1993 Bonds.

          If, notwithstanding the provisions of the preceding paragraph or of Section 8.2, any such payment or distribution of assets of MLX of any kind or character, whether in cash, property or securities, shall be received by the holders of the 1993 Bonds while a default or event of default of the types referred to in
Section 8.3 has occurred and is continuing or in connection with the acceleration of the 1993 Bonds or the dissolution, winding up, liquidation or reorganization of MLX before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

          The foregoing subordination provisions shall be for the benefit of the holders of the Senior Indebtedness and may be enforced directly by such holders against the holders of the 1993
Bonds.

          8.4 Subrogation. Subject to the indefeasible payment in cash in full of all Senior Indebtedness, the holders of the

1993 Bonds (together with the holders of any other Debt of MLX which is not subordinate in right of payment to the 1993 Bonds and by its terms grants such right of subrogation to the holders thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of MLX made on the Senior Indebtedness until the principal and accrued interest of the 1993 Bonds shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the 1993 Bonds would be entitled except for these provisions shall, as among MLX, its creditors other than the holders of Senior Indebtedness, and the holders of 1993 Bonds, be deemed to be a payment by MLX to or on account of Senior Indebtedness, it being understood that these provisions are and are intended solely for the purpose of defining the relative rights of the holders of the 1993 Bonds, on the one hand, and the holders of Senior Indebtedness, on the other hand.

          8.5 Obligations Unaffected. Nothing contained in this Article or in the 1993 Bonds is intended to or shall impair as among MLX, its creditors other than the holders of Senior Indebtedness and the holders of the 1993 Bonds, the obligation of MLX, which shall be absolute and unconditional, to pay to the holders of the 1993 Bonds the principal of and accrued interest on the 1993 Bonds, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the 1993 Bonds and creditors of MLX other than the holders of Senior Indebtedness, nor shall anything herein prevent any holder of the 1993 Bonds from exercising all remedies otherwise permitted by applicable law upon the occurrence of a default under this Agreement, subject to rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of MLX received upon the exercise of any such remedy.

          8.6 Reliance of Holders of Senior Indebtedness. Each holder of the 1993 Bonds by his acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Article are, and are intended to be, an inducement and a consideration of each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of such 1993 Bonds, to acquire and hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

ARTICLE 9.     OPTIONAL PREPAYMENTS

          MLX may, upon at least three Business Days notice to the Holder thereof, prepay the 1993 Bonds, in whole at any time, or from time to time in part, in principal amounts aggregating $100,000 or any larger multiple of $100,000, at a price per 1993 Bond equal to the principal amount thereof outstanding plus all interest accrued thereon on the date of prepayment. Any notice given pursuant to this Article and received by the Holder after 11:00 a.m. (New York City time) on any Business Day shall be deemed to have been received on the next Business Day. Each such optional prepayment shall be applied to prepay ratably the 1993 Bonds of all holders of outstanding 1993 Bonds pro rata based on the aggregate principal amounts of outstanding 1993 Bonds held by each holder. If a 1993 Bond is redeemed only in part, a new bond shall be delivered by MLX to the holder thereof in exchange therefor at no cost to the holder in the principal amount not redeemed.

ARTICLE 10.    EVENTS OF DEFAULT

          The following events shall constitute events of default
("Events of Default"):

          (a) If MLX shall fail to pay when due any principal of any 1993 Bond, then, in such event, such principal amount of each 1993 Bond shall thereupon become and be immediately due and payable, anything in this Agreement or in any of the 1993 Bonds contained notwithstanding, although no amount shall be paid thereon if prohibited by Article 8.

          (b) If MLX shall fail to observe or perform any covenant contained in Section 6.2, 6.3, 6.4, 6.6 or 6.7 hereof, and (i) in respect of any of Section 6.2, 6.3, 6.4 or 6.7, such failure shall have continued uncured for 30 days, and (ii) in respect of Section 6.6, such failure shall have continued uncured for 30 days after MLX receives written notice from the Required Bondholders of such failure, the principal amount of each 1993 Bond shall thereupon become and be immediately due and payable, anything in this Agreement or in any of the 1993 Bonds contained notwithstanding, although no amount shall be paid thereon if prohibited by Article 8.

          (c) If MLX shall fail to observe or perform in any material manner any covenant contained in Section 6.1 hereof, then the Required Holders may, for so long as such Event of Default continues, deliver written notice to MLX of such Event of Default and MLX will have 30 days from the delivery of such notice to cure such default. If MLX fails to cure the default within such period, then the Required Holders may demand, at any time within 30 days from the expiration of the cure period of MLX, that MLX redeem and repurchase all of the outstanding Preferred Shares and 1993 Bonds at a cash purchase price with respect to the 1993 Bonds that is equal to the aggregate principal amount outstanding and all interest accrued thereon and unpaid on the date of redemption. Such redemption will take place within 30 days of the delivery of such redemption demand by the Required Holders. Notwithstanding the foregoing, MLX shall not be obligated to repurchase any 1993 Bonds if prohibited by Article 8 of this Agreement. If the Required Holders do not demand that the 1993 Bonds be repurchased, or if such repurchase is prohibited by Article 8 of this Agreement, then the interest rate payable on the 1993 Bonds shall be one percent (1%) higher than the rate otherwise provided for in the 1993 Bond from the date of delivery to MLX of the Required Holders' notice of default until such time as the default is cured or the 1993 Bonds are repurchased.

          (d) If (i) MLX becomes insolvent; (ii) MLX commences a voluntary case under the Federal Bankruptcy Code, or a petition is brought by MLX seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature; or (iii) a proceeding under the Federal Bankruptcy Code is instituted against MLX and an order for relief is entered in such proceeding or such proceeding is consented to or acquiesced in by MLX or is not dismissed within 60 days of the date upon which it was instituted, or a petition is otherwise brought against MLX seeking similar relief or alleging that it is insolvent, or unable to pay its debts as they mature, and such petition is consented to or acquiesced in by MLX or is not dismissed within 60 days of the date upon which it was brought, then the principal of, interest accrued on and other amounts payable under each 1993 Bond then Outstanding shall automatically become and be due and payable immediately, anything in this Agreement or in any of the 1993 Bonds contained notwithstanding, although no amount shall be paid thereon if prohibited by Article 8.

ARTICLE 11.    EXCHANGE OF MLX BONDS

          Subject to Section 7.1, at the request at any time of any holder of one or more of the 1993 Bonds to MLX, MLX at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue in exchange therefor new 1993 Bonds, in such denomination or denominations of $100,000 or any larger multiple of $100,000 (plus one 1993 Bond in a lesser denomination, if required) as such holder may request, in an aggregate principal amount equal to the aggregate principal amount of the 1993 Bond or 1993 Bonds surrendered and substantially in the form thereof, dated the date of the 1993 Bond or 1993 Bonds so surrendered and payable to such person or persons or order as may be designated by such holder.

ARTICLE 12.    REPLACEMENT OF 1993 BONDS

          Upon receipt of evidence satisfactory to MLX of the loss, theft, destruction or mutilation of any 1993 Bond and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity satisfactory to MLX, or in the case of any such mutilation, upon surrender and cancellation of such 1993 Bond, MLX will issue a new 1993 Bond of like tenor as if the lost, stolen, destroyed or mutilated 1993 Bond were then surrendered for exchange in lieu of such lost, stolen, destroyed or mutilated 1993 Bond.

ARTICLE 13.    EXPENSES

          All of the expenses incurred by MLX in connection with the authorization, preparation, execution and performance of its obligations under this Agreement, including without limitation, all fees and expenses of its agents, representative, counsel and accountants shall be paid by MLX. All of the expenses incurred by any of the Holders in connection with the authorization, preparation, execution, performance and enforcement of this Agreement shall be paid by such Holder, other than fees, expenses and disbursements of legal counsel to the Bondholders who are signatory hereto up to aggregate amount not to exceed $15,000, which shall be paid by MLX.

ARTICLE 14.    AMENDMENTS AND WAIVERS

          This Agreement may be amended with the consent of MLX and the Required Bondholders. Any requirement or condition contained in this Agreement may be waived by the Holder or Holders intended to be benefited by such requirement or condition without the consent of any other Holder or Holders.

ARTICLE 15.    NOTICES

          All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address or telex number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify for the purpose by notice to the Holder and MLX. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Article and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopier, when such communication is transmitted to the telecopier number specified in this Article 15 and the sender of such communication has received verbal confirmation of its receipt or (iv) if given by any other means, when delivered at the address specified in this Article.

ARTICLE 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

          All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by the Holders or on the Holders' behalf, and the issuance of the Preferred Shares and any disposition thereof. All statements contained in any certificate or other instrument delivered by or on behalf of MLX pursuant hereto shall constitute representations and warranties by MLX hereunder.

ARTICLE 17.    ENTIRE AGREEMENT

          This Agreement and the 1993 Bonds embody the entire agreement and understanding between the Holders and MLX and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 18.    SUCCESSORS AND ASSIGNS

          All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

ARTICLE 19.    HEADINGS

          The headings of the articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

ARTICLE 20.    GOVERNING LAW

          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH
AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ARTICLE 21.    COUNTERPARTS

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

ARTICLE 22.    SEVERABILITY

          Any provision hereof which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                              MLX CORP.



                              By:
                                 Title:

                              5305 Oakbrook Parkway
                              Norcross, Georgia  30093
                              Telecopy:  (404) 279-4261
                              Attention:  Thomas Waggoner


                              THE BONDHOLDERS:

                              THE EQUITABLE LIFE ASSURANCE
                              SOCIETY OF THE UNITED STATES



                              By:
                                 Title:

                              1285 Avenue of the Americas
                              19th Floor
                              New York, New York  10019
                              Telecopier:  (212) 554-1230
                              Attention:  Kate Kutasi



                              THE EQUITABLE VARIABLE LIFE
                              INSURANCE COMPANY



                              By:
                                 Title:

                              1285 Avenue of the Americas
                              19th Floor
                              New York, New York  10019
                              Telecopy:  (212) 554-1230
                              Attention:  Kate Kutasi

EXHIBIT A

                             TO THE
                       EXCHANGE AGREEMENT



THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933 AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED
UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS
AVAILABLE.

                            MLX CORP.

            Variable Rate Subordinated Bonds Due 2002

                                             New York, New York


          For value received, MLX CORP., a Michigan corporation
("MLX"), promises to pay to
or registered assigns, the principal sum of

($          ) on March 19, 2002 in such coin or currency of the
United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The principal amount due hereunder shall be repaid from time to time as and at the time that shares of MLX's Series A Preferred Stock (the "Preferred Shares") are redeemed, in each case in an amount that is sufficient to repay that percentage of the then outstanding principal amount of this Bond which is equal to the percentage that the Preferred Shares being redeemed represent of the aggregate shares of Series A Preferred Stock then outstanding.

          The principal of this Bond shall bear interest at the rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) reflected below from time to time in effect for the corresponding period:

Period              Interest Rate
Date of issuance
  to 12/31/94       Prime Rate plus 2.5%, but not less than 9%
1995                Prime Rate plus 3.5%, but not less than 10%
1996                Prime Rate plus 3.5%, but not less than 11%
1997                Prime Rate plus 5.0%, but not less than 12%
1998                Prime Rate plus 6.0%, but not less than 13%
January 1, 1999
  and beyond        Prime Rate plus 7.0%, but not less than 14%

Provided, that the interest rate will be 1% greater than the rate reflected above for any period after March 31, 1994 during which interest that has accrued with respect to more than one calendar quarter remains unpaid. The failure to pay interest as provided hereunder shall not constitute an event of default hereunder and shall give the Holder of this Bond no rights other than the right to accrue a greater rate of interest as described in the immediately preceding sentence, including the right to accelerate payment of the principal amount of this Bond.

          Interest will accrue from the date of original issuance and will be payable in cash quarterly on March 31, June 30, September 30 and December 31, of each year, with the first payment on March 31, 1993.

          As used herein, the term "Prime Rate" shall mean the rate of interest announced by Barclays Bank PLC, or its successor, from time to time as its Prime Rate. For purposes of calculating the interest rate hereunder, the Prime Rate of such bank in effect at the close of business on the first business day of each period described above shall be the Prime Rate hereunder for such entire period. In the event the Prime Rate is discontinued as a standard, MLX shall designate a comparable reference rate as a substitute therefor.

          This Bond is one of a duly authorized issue of Variable
Rate Subordinated Bonds issued pursuant to the Exchange Agreement dated as of April 2, 1993 (as thereafter amended, the "Exchange
Agreement") among MLX and the Bondholders listed therein.

          This Bond is subject to the provisions of and is entitled to the benefits of the Exchange Agreement. The Exchange Agreement provides, inter alia, for optional prepayments of the principal of the Bonds from time to time, in each case at a price equal to the principal amount outstanding and accrued interest thereon at the date of prepayment. In addition, the payment of the principal of and interest on this Bond is subordinated in right of payment to the prior payment in full of certain other obligations of MLX to the extent and manner set forth in the Exchange Agreement. Each holder of this Bond, by accepting the same, agrees to and shall be bound by the provisions of the Exchange Agreement.


          No reference herein to the Exchange Agreement and no provision hereof or thereof shall alter or impair the obligation of MLX, which is absolute and unconditional, to pay the principal hereof and interest herein described.

          This Bond is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York.

          MLX may treat the person in whose name this Bond is registered as the owner and holder of this bond for the purpose of receiving payments on this Bond and for all other purposes whatsoever and MLX shall not be affected by any notice to the contrary.

          IN WITNESS WHEREOF, MLX CORP. has caused this Bond to be dated, and to be executed on its behalf by its officer thereunto duly authorized and its corporate seal to be hereunto duly affixed.

                                   MLX CORP.



[Corporate Seal]                   By
                                     Title: